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                        Independent Accountants' Consent






The Board of Directors
Dataram Corporation:


We consent to incorporation by reference in the Registration Statement (No. 33-56282) on Form S-8 of Dataram Corporation and subsidiary of our reports dated May 24, 2000, relating to the consolidated balance sheets of Dataram Corporation and subsidiary as of April 30, 2000 and 1999, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended April 30, 2000, the related financial statement schedule which reports appear in the April 30, 2000 annual report on Form 10-K of Dataram Corporation.


                                     KPMG LLP

                                     KPMG LLP




Princeton, New Jersey
July 27, 2000